Exhibit 8.1

List of Subsidiaries of CI&T Inc

Subsidiary	Jurisdiction of incorporation
CI&T Delaware LLC	United States
CI&T Software S.A.	Brazil
CI&T Japan, INC.	Japan
CI&T China, INC.	China
CI&T Portugal Unipessoal LDA.	Portugal
CI&T Australia PTY LTD.	Australia
CINQ INC.	United States
CI&T, INC.	United States
CI&T Software INC.	Canada
CI&T UK LIMITED	United Kingdom
CI&T Colombia	Colombia
CI&T Argentina S.A.	Argentina
CI&T Financial Services Solutions, LLC	United States
CI&T FinTech Services, INC.	United States
CI&T Holding Company LTD.	United Kingdom
CI&T Digital LTD.	United Kingdom
SOMO Global INC.	United States
SOMO Global SAS.	Colombia
CI&T Philippines, INC.	Philippines
CI&T SG PTE. LTD.	Singapore
CIANDT MEX.	Mexico
Ideonyx LTD. (in liquidation)	United Kingdom
Somo LTD. (dormant)	United Kingdom
CI&T Oceania PTY LTD.	Australia